Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, April 18, 2019 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of April 30, 2019, and payable on May 14, 2019 in the amount of $0.054990 per Trust Unit, based principally upon production during the month of February 2019.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil (per Bbl)	Natural Gas (per Mcf)
	Bbls	Bbls/D	Mcf	Mcf/D
Current Month	43,605	1,557	50,328	1,797	$47.82	$5.26
Prior Month	50,863	1,640	54,305	1,752	$41.47	$1.86

Oil cash receipts for the properties underlying the Trust totaled $2.09 million for the current month, a decrease of $0.02 million from the prior month distribution period as a result of decreased sales volumes and a shorter production month in February 2019. Permian Basin oil differentials significantly impacted the prices received for oil produced in February 2019. Boaz Energy indicated it anticipates the differential to return to a more historic norm starting in the production month of March 2019.

Natural gas cash receipts for the properties underlying the Trust totaled $0.26 million for the current month, an increase of $0.16 million from the prior month distribution period as a result of additional natural gas liquids payments that were owed to Boaz Energy from November 2018 and January of 2019 that were corrected by the purchaser.

Total direct operating expenses, including lease operating expenses and workover expenses, were $0.70 million, an increase of $0.06 million from the prior month. Severance and ad valorem taxes were $0.25 million.

Capital expenditures were $0.26 million in the current month, a decrease of $0.23 million from the prior month. Boaz Energy indicated that the capital was primarily spent for drilling and completions in Crane and Glasscock counties.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with the Trust’s initial public offering, and in the Trust’s Quarterly Reports on Form 10-Q and other public filings filed with the SEC. The risk factors and other factors noted in the Trust’s public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust

Simmons Bank, Trustee

Lee Ann Anderson, Senior Vice President

Toll-free: (855) 588-7839

Fax: (817) 298-5579

Website: www.permrock.com

e-mail: trustee@permrock.com